Filed Pursuant to Rule 424(b)(5)

Registration No. 333-276709

PROSPECTUS SUPPLEMENT

To Prospectus Supplement dated June 14, 2024

(to Prospectus dated February 1, 2024)

Up to $11,400,000

American Depositary Shares Representing Ordinary Shares

This prospectus supplement amends and supplements the information in the prospectus, dated February 1, 2024, filed with the Securities and Exchange Commission as a part of our registration statement on Form F-3 (File No. 333-276709), as previously supplemented by our prospectus supplement dated February 1, 2024, our prospectus supplement dated June 14, 2024, and our prospectus supplement dated December 31, 2024, or collectively the Prior Prospectus, relating to the offer and sale of up to $7,000,000 of our American Depositary Shares, or ADSs, representing ordinary shares, pursuant to the sales agreement, or the Sales Agreement, with A.G.P./Alliance Global Partners, or A.G.P., dated June 14, 2024. Each ADS represents thirty of our ordinary shares, or the Ordinary Shares, no par value. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We are filing this prospectus supplement to supplement and amend, as of February 21, 2025, the Prior Prospectus to increase the maximum aggregate offering price of our ADSs that may be offered, issued and sold under the Sales Agreement from $7,000,000 to $11,400,000. Accordingly, we may offer and sell ADSs having a maximum aggregate offering price of up to $11,400,000 from time to time through A.G.P. acting as our sales agent or principal in accordance with the Sales Agreement.

Sales of our ADSs, if any, under the Prior Prospectus and this prospectus supplement, may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. A.G.P. is not required to sell any specific number or dollar amount of securities but will act as a sales agent on a best efforts basis and will use commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between A.G.P. and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

A.G.P. will be entitled to compensation at a commission rate of 3.0% of the gross sales price per share sold pursuant to the terms of the Sales Agreement. See “Plan of Distribution” beginning on page S-12 of the Prior Prospectus for additional information regarding the compensation to be paid to A.G.P. In connection with the sale of our ADSs on our behalf, A.G.P. will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the A.G.P. will be deemed to be underwriting commissions or discounts. We also have agreed to provide indemnification and contribution to the Agent with respect to certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended.

Our ADSs are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “FRSX.” On February 20, 2025, the last reported sale price of our ADSs on Nasdaq was $0.94 per ADS.

The aggregate market value of our ADSs held by non-affiliates as of February 21, 2025, pursuant to General Instruction I.B.5 of Form F-3 is $38,594,350, which was calculated based on 16,014,253 ADSs outstanding held by non-affiliates and at a price of $2.41 per ADS, the closing price of our ADSs on December 24, 2024. We have sold an aggregate of approximately $1,384,923 of securities pursuant to General Instruction I.B.5. of Form F-3 during the 12-calendar month calendar period that ends on, and includes, the date of this prospectus supplement and, as a result, the capacity to sell securities under our Form F-3 Registration Statement pursuant to General Instruction I.B.5. is currently $11,479,860.

Investing in our ADSs involves risk. See “Risk Factors” beginning on page S-3 of the Prior Prospectus and in the documents incorporated by reference into the Prior Prospectus for a discussion of information that should be considered in connection with an investment in our ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus, this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this prospectus supplement is February 21, 2025.